SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.  20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Act of 1934

Date of Report (Date of earliest event reported) October 28, 2008

AMERISERV FINANCIAL, Inc.

(exact name of registrant as specified in its charter)

Pennsylvania        0-11204        25-1424278

(State or other     (commission    (I.R.S. Employer

jurisdiction        File Number)   Identification No.)

of Incorporation)

Main and Franklin Streets, Johnstown, Pa.  15901

(address or principal executive offices)   (Zip Code)

Registrant's telephone number, including area code: 814-533-5300

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

( ) Written communications pursuant to Rule 425 under the Securities

Act (17 CFR 230.425)

( ) Soliciting material pursuant to Rule 14a-12 under the Exchange

Act (17 CFR 240.14a-12)

( ) Pre-commencement communications pursuant to Rule 14d-2(b) under the

Exchange Act (17 CFR 240.14d-2(b))

( ) Pre-commencement communications pursuant to Rule 13e-4(c) under the

Exchange Act (17 CFR 240.13e-4c))

Form 8-K

Item 8.01 Other Events

AmeriServ Financial, Inc. President and CEO, Allan R. Dennison, and Senior Vice President and CFO, Jeffrey A. Stopko will speak to a gathering of stock investors on October 28, 2008, at the American Bankers Association Community Bank Investor Conference in New York City and will be available online for later replay on the American Bankers Association website.  A copy of the press release is attached.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERISERV FINANCIAL, Inc.

By /s/Jeffrey A. Stopko

Jeffrey A. Stopko

Senior Vice President

& CFO

Date: October 28, 2008

Exhibit 99.1

AmeriServ Financial To Present At

ABA Community Bank Investor Conference

JOHNSTOWN, Pa., October 28 – AmeriServ Financial Inc. (NASDAQ: ASRV) President and CEO Allan R. Dennison, and Senior Vice President and Chief Financial Officer Jeffrey Stopko, will speak to a gathering of bank stock investors later today at the American Bankers Association (ABA) Community Bank Investor Conference in New York City.

“We have a positive message for investors,” said Dennison. “With today’s widespread economic problems, it has been difficult to cause investors to take the time to appreciate how AmeriServ has been reinvented. We’re now taking steps to be noticed by more investors.”

AmeriServ’s third quarter earnings, released on Oct. 13, show a 31% improvement over the third quarter of 2007. During the first nine months of this year, the company has increased net income by more than 84% compared to the same nine months of 2007. This turnaround in the company’s performance occurs at a time of unprecedented turmoil in financial markets, a sign that AmeriServ’s strategic direction is sound, according to Dennison.

“We took steps to create a conservative balance sheet before any of today’s problems surfaced. These corrective actions prepared AmeriServ to face the current economic troubles with strong capital, broad-based liquidity and improving earnings,” Dennison said. “Investors may be overlooking the value in AmeriServ stock due to all the negative news elsewhere in financial markets.”

AmeriServ Financial, Inc. is the parent of AmeriServ Financial Bank and AmeriServ Trust & Financial Services Company.

The AmeriServ Community Bank Investor Conference presentation will be webcast live, and also made available online for later replay. For information or to view the presentation, logon to:

http://www.corporate-ir.net/ireye/confLobby.zhtml?ticker=ASRV&item_id=1997781